Exhibit H11
PARTICIPATION AGREEMENT
Among
OPPENHEIMER VARIABLE ACCOUNT FUNDS,
OPPENHEIMERFUNDS, INC.
and
PRINCIPAL LIFE INSURANCE COMPANY
AND
PRINCOR FINANCIAL SERVICES CORPORATION
          THIS AGREEMENT (the “Agreement”), made and entered into as of the day of December 21, 2007 by and among Principal Life Insurance Company (“Principal”) on its own behalf and on behalf of each separate account of the Company named in Schedule 1 to this Agreement, as may be amended from time to time by mutual consent (hereinafter collectively the “Accounts”), and Princor Financial Services Corporation, (“Princor”), a broker-dealer affiliated with Principal, (Principal and Princor collectively are hereinafter referred to as the “Company”) and Oppenheimer Variable Account Funds (hereinafter the “Fund”) and OppenheimerFunds, Inc. (hereinafter the “Adviser”).
          WHEREAS, the Fund is an open-end management investment company and is available to act as the investment vehicle for separate accounts now in existence or to be established at any date hereafter for variable life insurance policies, variable annuity contracts and other tax-deferred products (collectively, the “Variable Insurance Products”) offered by life insurance companies (hereinafter “Participating Insurance Companies”);

          WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a “Portfolio”, and each representing the interests in a particular managed pool of securities and other assets;
          WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission (the “SEC”), dated July 16, 1986 (File No. 812-6324) granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the “Mixed and Shared Funding Exemptive Order”);
          WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and each class of shares of the Portfolios of the Fund is registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”);
          WHEREAS, the Adviser is duly registered as an investment adviser under the federal Investment Advisers Act of 1940;
          WHEREAS, Principal has registered or will register certain variable annuity and/or life insurance contracts under the 1933 Act (hereinafter “Contracts”) (unless an exemption from registration is available);
          WHEREAS, Princor serves as the principal underwriter of one or more classes of variable annuity contracts and/or variable life insurance policies issued by Principal and is party to the Agreement for the sole purpose of receiving payments from the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940;
          WHEREAS, the Accounts are or will be duly organized, validly existing segregated asset accounts under applicable insurance law, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the aforesaid variable contracts (the Separate Account(s) covered by the Agreement are specified in Schedule 1 attached hereto, as may be modified by mutual consent from time to time);
          WHEREAS, the Company has registered or will register the Accounts as unit investment trusts under the 1940 Act (unless an exclusion from registration is available);
          WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios (the Portfolios covered by this Agreement are specified in Schedule 2 attached hereto as may be modified by mutual consent from time to time), on behalf of the Accounts to fund the Contracts, and the Fund is authorized to sell such shares to unit investment trusts such as the Accounts at net asset value; and
          NOW, THEREFORE, in consideration of their mutual promises, the Fund, the Adviser and the Company agree as follows:
ARTICLE I. Purchase and Redemption of Fund Shares
          1.1. The Fund agrees to make available to the Company for purchase on behalf of the Accounts those shares of a Portfolio of the Fund which the Company orders on behalf of the Accounts, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for such shares, as established in accordance with the provisions of the then current prospectus of the Fund.
          1.2. The Fund will not sell shares of any Portfolio to any other Participating Insurance Company separate account unless an agreement containing provisions similar in substance to Sections 2.1 and 2.2 of Article II, Sections 3.7 and 3.8 (other than the provision requiring the Fund to provide voting standards) of Article III and Article V of this Agreement is in effect to govern such sales, it being agreed and understood by Company and the Fund that this provision is not intended to prevent the Fund from selling its shares to any potential investor whose purchase of shares does not render the shares of the Fund or any Portfolio ineligible for continued or additional investment by the Company and its Account(s), and it being further understood and agreed by the Company and the Fund that this provision shall apply prospectively to participation agreements that the Fund enters into on or after the date hereof.
          1.3. The Company shall be the designee of the Fund for receipt of purchase orders and requests for redemptions or exchanges of shares of a Portfolio (“Instructions”). The Business Day on which such Instructions are received in proper form by the Company and time stamped by the Company by the close of trading will be the date and time as of which Portfolio shares shall be deemed purchased, exchanged or redeemed as a result of such Instructions; provided that the Fund receives such Instructions by 9:30 a.m. Eastern Time on the next following business day. Instructions received in proper form by the Company and time stamped after the close of trading on any given Business Day or received by the Fund after 9:30 a.m. Eastern Time on the next following business day shall be treated as if received on the next following Business Day. The Company warrants that all orders transmitted to the Fund by 9:30 a.m. Eastern Time on a Business Day were received by the Company in proper form and time stamped prior to the close of trading on the prior Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC and its current prospectus.

     The Fund shall calculate the net asset value per share of each Portfolio on each Business Day, and shall communicate these net asset values to the Company or its designee on a daily basis as soon as reasonably practicable after the calculation is completed (normally by 6:30 p.m. Eastern time). If the Fund is unable to meet the 6:30 p.m. time stated herein, the Fund shall provide additional time equal to the additional time it takes the Fund to make the net asset value available to the Company for the Company to place orders for the purchase and redemption of shares and make any applicable purchase payments.
     The Company shall submit payment for the purchase of shares of a Portfolio in federal funds transmitted by wire to the Fund or to its designated custodian, which must receive such wires no later than the close of the Federal Reserve Bank of New York, which is 6:00 p.m. Eastern time, on the Business Day following the Business Day for which such purchase orders have been placed.
     Issuance and transfer of the Portfolio shares will be by book entry only. Stock certificates will not be issued to the Company or the Accounts. Portfolio shares purchased from the Fund will be recorded in the name of the appropriate Account or the appropriate subaccount of each Account.
     The Fund shall furnish, on or before the ex-dividend date, notice to the Company of any income dividends or capital gain distributions payable on the shares of any Portfolio. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on shares of a Portfolio in additional shares of that Portfolio, and the Company reserves the right to change this election in the future. The Fund will notify the Company of the number of shares so issued as payment of such dividends and distributions.

     Each party to this Agreement agrees that, in the event of a material error resulting from incorrect information or confirmations, the parties will seek to comply in all material respects with the provisions of applicable federal securities laws.
          1.4. The Fund agrees to make Portfolio shares available for purchase by the Company for their separate Accounts listed in Schedule 1 on those days on which a Portfolio calculates its net asset value pursuant to rules of the SEC; provided, however, that the Board of Trustees of the Fund (hereinafter the “Trustees”) may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, in the best interests of the shareholders of any Portfolio (including without limitation purchase orders that individually or together with other contemporaneous orders represent large transactions in shares of any Portfolio held for a relatively brief period of time). Such shares shall be purchased at the applicable net asset value per share, increased by any initial sales charge, if the Fund’s prospectus then in effect imposes such a charge on such purchases. Without limiting the foregoing, the Fund and the Fund’s transfer agent may take such other action (including, without limitation, rejecting specific purchase orders) as they deem necessary to reduce, discourage or eliminate market timing activity. The Company agrees to follow and adhere to the Fund’s market timing procedures and to cooperate with the Fund and the Adviser to assist in the implementation of the Fund’s restrictions on purchase, redemption and exchange activity that follows a market timing pattern, including but not limited to providing information on Contract owner transactions, holdings and other information as may reasonably be requested by the Fund, the Adviser or their duly authorized representatives.

          1.5. The Fund agrees to redeem or exchange, upon the Company’s request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption, reduced by any redemption fee or deferred sales charge, if the Fund’s prospectus in effect as of the date of such redemption imposes such a fee or charge on such redemptions. For purposes of this Section 1.4, the Company shall be the designee of the Fund for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives written (or facsimile) notice of such request for redemption by 9:30 a.m. Eastern Time on the next following Business Day; however the Company undertakes to use its best efforts to provide such notice to the Fund by no later than 9:00 A.M. Eastern time on the next following Business Day. Payment shall be made within the time period specified in the Fund’s prospectus or statement of additional information (“SAI”), provided, however, that in no event shall payment be delayed for a greater period than is permitted by the 1940 Act. In the event the Fund does not pay for the Fund shares that are redeemed on the next Business Day after a request to redeem shares is made, then the Fund shall apply any such delay in redemptions uniformly to all records holders of shares of that Portfolio. Payment shall be in federal funds transmitted by wire to the Company’s bank accounts as designated by the Company in writing from time to time. The Company further agrees to furnish, or cause to be furnished, to the Fund, the Adviser and their duly appointed agents a copy of the Company’s SAS 70 reports prepared by the Company’s independent auditor within a reasonable time after such report is completed and, upon reasonable request, to submit to an inspection by the Fund, the Adviser or their duly authorized agents of its books and records upon reasonable notice.

          1.6. The Company agrees to purchase and redeem the shares of the Portfolios named in Schedule 2 offered by the then current prospectus and SAI of the Fund in accordance with the provisions of such prospectus and SAI.
          1.7 Contract Owner Information.
               (a) Company agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”) the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issues identifier (“GII”) and the Contract Owner number or participant account number associated with the Contract Owner, if known, of any or all Contract Owner(s) and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Portfolio shares (“Shares”) held through an Account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by the Fund, the Company shall only be required to provide information relating to Contract Owner-Initiated Transfer Purchases or Contract Owner-Initiated Transfer Redemptions.
               (i) Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.
               (ii) Company agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If the requested information is not on the Company’s books and records, Company agrees to: (i) provide or arrange to provide to the fund the requested information from Contract Owners who hold a Contract with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, Company agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.
               (b) The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach Bliley Act (Public Law 106-102) and comparable state laws.
               (c) Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of division units by a Contract Owner that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Company’s Account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Contract Owner-Initiated Transfer Purchases or Contract Owner-Initiated Transfer

Redemptions that are affected directly or indirectly through Company. Instructions will be transmitted to Company through a mutually agreed upon format.
               (d) Instructions must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Contract Owner(s) or Contracts or Account(s) or other agreed upon information to which the instruction relates.
               (e) Company agrees to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Company.
               (f) Company will provide written confirmation to the Fund that instructions have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.
               (g) For purposes of this section 1.7:
(i) The term “Fund” includes the fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.
(ii) The term “Shares” means the interests of Contract Owners corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Company.
(iii) The term “Contract Owner” means the owner of a Contract issued by the Company, or a participant in an employee benefit plan with a beneficial interest in a Contract.
(iv) The term “written” includes electronic writings and facsimile transmissions.

(v)	The term “Contract Owner-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Contract Owner that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (iii) one-time step-up in Contract value pursuant to a Contract death benefit or living benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a free look period required under state law.

(vi)	The term “Contract Owner-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Contract Owner that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.
ARTICLE II. Representations and Warranties
          2.1. Principal represents and warrants that the securities deemed to be issued by the Accounts under the Contracts are or, prior to any issuance or sale will be, registered under the 1933 Act (unless an exemption from registration is available) and, that the Contracts will be issued, offered and sold in compliance in all material respects with all applicable federal and state laws and regulations. Principal further represents and warrants that it is an insurance company duly organized and in good standing under applicable state law and that it has legally and validly established the Accounts prior to the issuance or sale of units thereof as a segregated asset account under applicable insurance law and has registered the Accounts as unit investment trusts in accordance with the provisions of the 1940 Act (unless an exclusion from registration is available) to serve as segregated investment accounts for the Contracts, and that it will maintain such registration for so long as any Contracts are outstanding or until registration is no longer required under federal and state securities laws. Principal shall amend the registration statement under the 1933 Act for the Contracts and the registration statement under the 1940 Act for the Accounts from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law. Principal shall register and qualify the Contracts for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by Principal.

          2.2. Principal represents and warrants that the Contracts are currently and at the time of issuance will be treated as life insurance or annuity contracts under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder, and that it will make every effort to maintain such treatment and that it will notify the Fund and the Adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. In addition, Principal represents and warrants that the Accounts are a “segregated asset accounts” and that interests in the Accounts are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations issued thereunder and any amendments or other modifications to such section or such regulations (and any revenue rulings, revenue procedures, notices and other published announcements of the Internal Revenue Service interpreting these provisions). Principal shall continue to meet such definitional requirements, and it will notify the Fund and the Adviser immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future. The Company represents and warrants that it will not purchase Fund shares with assets derived from retirement plans except indirectly, through Contracts purchased in connection with such plans.
          2.3. The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance and sold in accordance with applicable state and federal law and that the Fund is and shall remain registered under the 1940 Act for as long as the Fund shares are sold. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.
          2.4. The Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund represents and warrants that each Portfolio of the Fund will comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these provisions). In the event the Fund should fail to so qualify, it will take all reasonable steps (a) to promptly notify the Company of such breach and (b) to resume compliance with such diversification requirement within the grace period afforded by Treasury Regulation 1.817.5. The Fund and Adviser represent that each Portfolio is qualified as a Regulated Investment Company under Subchapter M of the Code and that it will maintain such qualification (under Subchapter M or any successor provision), and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.
          2.5. If the Contracts purchase shares of a series and class of the Fund that have adopted a plan under Rule 12b-1 under the 1940 Act to finance distribution expenses (a “12b-1 Plan”), the Company agrees to provide the Trustees any information as may be reasonably necessary for the Trustees to review the Fund’s 12b-1 Plan or Plans.

          2.6. The Fund represents that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply with applicable provisions of the 1940 Act.
          2.7. The Adviser represents and warrants that it is and will remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Fund in compliance with any applicable state and federal securities laws.
          2.8. The Fund and Adviser each represent and warrant that all of its respective directors, trustees, officers, employees, investment advisers, and transfer agent of the Fund are and shall continue to be at all times covered by a blanket fidelity bond (which may, at the Fund’s election, be in the form of a joint insured bond) or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Section 17(g) and Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable insurance company. The Adviser agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Company in the event that such coverage no longer applies.
          2.9. The Company represents and warrants that all of its directors, officers, employees, agents, investment advisers, and other individuals and entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than the equivalent of U.S. $10 million. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable insurance company. The Company agrees that any amount received under such bond in connection with claims that derive from arrangements described in this Agreement will be paid by the Company for the benefit of the Fund. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Adviser in the event that such coverage no longer applies.
          2.10. The Fund and the Adviser represent that they will make a good faith effort to furnish information to Principal about the Fund not otherwise available to Principal which is required by state insurance law to enable Principal to obtain the authority needed to issue the Contracts in any applicable state.
     The Company undertakes and agrees to comply, and to take full responsibility in complying with any and all laws, regulations, protocols and other requirements relating to money laundering, both United States and foreign, including, without limitation, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (Title III of the USA Patriot Act), hereinafter, collectively with the rules, regulations and orders promulgated thereunder (the “Patriot Act”) and any requirements and/or requests in connection therewith, made by regulatory authorities, the Fund or their duly appointed agents, either generally or in respect of a specific transaction, and/or in the context of a “primary money laundering concern” as defined in the Patriot Act. The Company agrees as a condition precedent to any transaction taking or continuing to be in effect under this Agreement, to comply with any and all anti-money laundering laws, regulations, orders or requirements, and without prejudice to the generality of the above, to provide regulatory authorities, the Fund or its duly appointed agents, with all necessary reports and information for the Fund or its agents to fulfill their obligations, if any, under the Patriot Act for the purposes of the Fund or other third parties complying with any and all anti-money laundering requirements imposed by the Patriot Act, including, without limitation, enhanced due diligence obligations, the filing of Currency Transaction Reports and/or of

Suspicious Activity Reports obligations, and/or the sharing of information requirements. In the event reports and information deemed satisfactory by the Fund are not received within a reasonable time period from the date of the request, the Fund reserve the right to reject any transaction and/or cease to transact with the Company and/or the Accounts.
     Further, the Company represents that the Company has not received notice of, and to the Company’s knowledge, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with the Patriot Act, and the rules and regulations promulgated thereunder.
          2.11. The Company, the Fund and the Advisor each agree to notify the others immediately upon having a reasonable basis for believing that any of these representations and warranties are no longer true or accurate to a material extent.
          2.12 The Company shall maintain and enforce policies and procedures reasonably designed to ensure that Portfolio share orders transmitted to the Fund are segregated by time of receipt in order to prevent Share orders from being executed at a price based on a previously determined net asset value.
          2.13 Upon reasonable request, the Company shall facilitate and cooperate with third-party audits arranged by the Fund or the Adviser to evaluate the effectiveness of its compliance controls.
          2.14 Upon reasonable request, the Company shall provide the Fund’s chief compliance officer with direct access to those of its compliance personnel that the Company designates.

     2.15 The Company shall provide the Fund’s chief compliance officer with such periodic reports as he or she shall reasonably request and shall promptly provide the Fund’s chief compliance officer with special reports in the event of any material compliance problems that arise.
ARTICLE III. Sales Material, Prospectuses, and Other Reports
     3.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or the Adviser is named, at least ten Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably object to such use within ten Business Days after receipt of such material.
     3.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund.
     3.3. For purposes of this Article III, the phrase “sales literature or other promotional material” includes, but is not limited to, portions of the following that use any logo or other trademark related to the Fund or its affiliates, and any of the following that refer to the Fund or an affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboard or electronic media), and sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, market letters and form letters, seminar texts, reprints or excerpts from any advertisement, sales literature or published article), educational training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, and any other communications distributed or made generally available with regard to the Fund.
     3.4. The Fund shall provide to the Company a printed and electronic copy of its current prospectus within a reasonable period of its filing date, and provide other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is supplemented or amended) to have the prospectus for the Contracts and the Fund’s prospectus printed together in one document or delivered together in one electronic document via the Company’s secured website.
     3.5. The Fund or the Adviser shall provide the Company with either: (i) reports to shareholders, other information relating to the Fund necessary to prepare financial reports, and other communications to shareholders for printing and distribution to Contract owners, or (ii) camera ready, electronic file and/or printed copies, if appropriate, of such material for distribution to Contract owners at the Company’ expense, within a reasonable period of the filing date for definitive copies of such material.
     3.6. The Company assumes responsibility for ensuring that the Fund’s prospectus, shareholder reports and communications are delivered to Contract owners in accordance with applicable federal and state securities laws.
     3.7. Notwithstanding any provision in this agreement to the contrary, the Fund shall:

          (i)   provide proxy material to Contract owners in accordance with applicable federal and state securities laws; and
          (ii)  solicit voting instructions from Contract owners; and
          (iii) provide a copy of the proxy material to the Company.
     3.8 The Company shall:
(i)	vote Fund shares in accordance with instructions received from Contract owners; and

(ii)	vote Fund shares for which no instructions have been received in the same proportion as Fund shares of such Portfolio(s) for which instructions have been received, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company will vote Fund shares held in any segregated asset account, as well as shares owned by the Company, in the same proportion as Fund shares of such Portfolio for which voting instructions have been received from Contract owners, to the extent permitted by law.
     3.8 Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in a Portfolio calculates voting privileges as required by the Mixed and Shared Funding Exemptive Order and consistent with any reasonable standards that the Fund may adopt and provide in writing.
ARTICLE IV. Fees and Expenses
     4.1. The Fund and Adviser shall pay no fee or other compensation to the Company under this agreement, and the Company shall pay no fee or other compensation to the Fund or Adviser, except as provided herein.

     4.2. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund’s shares, preparation and filing of the Fund’s prospectus and registration statement, proxy materials and reports, and the preparation of all statements and notices required by any federal or state law.
     4.3. The Fund will pay the expenses associated with the following: setting the prospectus and profiles in type; printing copies of the prospectus and profiles to be delivered to existing Contract owners investing in the Portfolios; providing a reasonable number of copies of the SAI to the Company for itself and for any current owner of a Contract who requests such SAI; setting in type and printing, distributing and soliciting the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report); and the preparation of all statements and notices required by any federal or state law; and providing CD and other electronic copies of all of the documents and materials specified in this subparagraph.
     4.4. Unless otherwise agreed, the Company shall bear the expenses of printing copies of the current prospectus and profiles for the Contracts; printing copies of the Fund’s prospectus and profiles that are used in connection with offering the Contracts; distributing the Fund’s prospectus to owners of Contracts issued by the Company; and reports to such Contract owners. If the prospectus for the Contracts and the Fund’s prospectus are printed together in one or more documents, printing costs shall be allocated to reflect the Fund’s share, pursuant to Section 4.3, of the total costs for printing the Fund’s prospectus(es) to be delivered to existing

Contract owners investing in the Portfolio(s), determined according to the number of pages of the Fund’s respective portions of the documents; provided that the Fund receives invoices for such expense within 45 days after printing.
     4.5. In the event the Fund adds one or more additional Portfolios and the parties desire to make such Portfolios available to the respective Contract owners as an underlying investment medium, a new Schedule 2 or an amendment to this Agreement shall be executed by the parties authorizing the issuance of shares of the new Portfolios to the particular Accounts.
ARTICLE V. Potential Conflicts
     5.1. The Trustees will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by participating insurance companies or by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of Contract owners. The Trustees shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.
     5.2. The Company has reviewed a copy of the Mixed and Shared Funding Exemptive Order, and in particular, has reviewed the conditions to the requested relief set forth therein. The Company agrees to be bound by the responsibilities of a participating insurance company as set forth in the Mixed and Shared Funding Exemptive Order, including without limitation the requirement that the Company report any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities in monitoring such conflicts under the Mixed and Shared Funding Exemptive Order, by providing the Trustees in a timely manner with all information reasonably necessary for the Trustees to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Trustees whenever Contract owner voting instructions are disregarded and by confirming in writing, at the Fund’s request, that the Company are unaware of any such potential or existing material irreconcilable conflicts.
     5.3. If it is determined by a majority of the Trustees, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists, the Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of the disinterested Trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate accounts. The Company’s obligations under this

Section 5.3 shall not depend on whether other affected Participating Insurance Companies fulfill a similar obligation.
     5.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision could conflict with the majority of Contract owner instructions, the Company may be required, at the Fund’s election, to withdraw the Accounts’ investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of the six month period the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.
     5.5. If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Accounts’ investment in the Fund and terminate this Agreement within six months after the Trustees inform the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of the foregoing six month period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund, subject to applicable regulatory limitation. For purposes of Sections 5.3 through 5.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 5.3 to establish a new funding medium for Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the particular Accounts’ investment in the Fund and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.
ARTICLE VI. Applicable Law
     6.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.
     6.2. This Agreement shall be subject to the provisions of the 1933 Act, the Securities Exchange Act of 1934 and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemption from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith, provided however that the term “Registration Statement or Prospectus for the Variable Contracts” and terms of similar import shall include (i) any offering circular or similar document and sales literature or other promotional materials used to offer and/or sell the variable Contracts in compliance with the private offering exemption in the 1933 Act and applicable federal and state laws and regulations, and (ii) the term “Registration Statement” and “Prospectus” as defined in the 1933 Act.
ARTICLE VII. Termination
     7.1. This Agreement shall terminate:
          (a) at the option of any party upon six month’s advance written notice to the other parties;
          (b) at the option of the Company to the extent that shares of Portfolios are not reasonably available to meet the requirements of its Contracts or are not appropriate funding vehicles for the Contracts, as determined by the Company. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished by the Company;
          (c) as provided in Article V;
          (d) at the option of the Fund or the Adviser upon institution of formal proceedings against the Company (or its parent) by the NASD, the SEC, the insurance commission of any state or any other regulatory body having jurisdiction over that party, which would have a material adverse effect on the Company’s ability to perform its obligations under this Agreement;
          (e) at the option of the Company upon institution of formal proceedings against the Fund or the Adviser (or its parent) by the NASD, the SEC, or any state securities or insurance department or any other regulatory body having jurisdiction over that party, which would have a material adverse effect on the Adviser’s or the Fund’s ability to perform its obligations under this Agreement;
          (f) at the option of the Company or the Fund upon receipt of any necessary regulatory approvals or the vote of the Contract owners having an interest in the Account (or any subaccount) to substitute the shares of another investment company for the corresponding Portfolio shares of the Fund in accordance with the terms of the Contracts for which those Portfolio shares have been selected to serve as the underlying investment media. The Company will give 45 days prior written notice to the Fund of the date of any proposed vote or other action taken to replace the Fund’s shares;
          (g) at the option of the Company or the Fund upon a determination by a majority of the Trustees, or a majority of the disinterested Trustees, that an irreconcilable material conflict exists among the interests of (i) all Contract owners of variable insurance products of all separate accounts or (ii) the interests of the Participating Insurance Companies investing in the Fund as delineated in Article VII of this Agreement;
          (h) at the option of the Company if the Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code, or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify;
          (i) at the option of the Company if the Fund fails to meet the diversification requirements specified in Section 2.6 hereof or if the Company reasonably believes that the Fund will fail to meet such requirements;
          (j) at the option of any party to this Agreement, upon another party’s failure to cure a material breach of any provision of this Agreement within thirty days after written notice thereof;
          (k) at the option of the Company, if the Company determines in its sole judgment exercised in good faith, that either the Fund or the Adviser has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company;

          (l) at the option of the Fund or the Adviser, if the Fund or Adviser respectively, shall determine in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Fund or the Adviser;
          (m) at the option of the Fund in the event any of the Contracts are not issued or sold in accordance with applicable requirements of federal and/or state law; or
     7.2. (n) at the option of any party if (i) another party breaches any of the representations and warranties made in this Agreement; or (ii) a party notifies the other party(ies) that any of such representations and warranties may no longer be true or might not be true in the future; or (iii) any party’s representations and warranties were not true on the effective date of this Agreement, are at any time no longer true, or have not been true during any time since the effective date of this Agreement. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 7.1(a) may be exercised for cause or for no cause.
ARTICLE VIII. Indemnification
     8.1. Indemnification By The Company
          (a) The Company agrees to indemnify and hold harmless the Fund and the Adviser, each member of their Board of Trustees or Board of Directors, each of their officers, employees and agents, and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, fine, liability or expense and reasonable legal counsel fees incurred in connection therewith (collectively, “Losses”)), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund’s shares or the Contracts and:
(i)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or SAI for the Contracts or contained in sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances which they were made; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund or the Adviser for use in the registration statement, prospectus or SAI for the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)	arise out of or as a result of statements or representations by or on behalf of the Company (other than statements or representations contained in the Fund registration statement, Fund prospectus or sales literature or other promotional material of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or disposition of the Contracts or Fund shares, provided any such statement or representation or such wrongful conduct was not made in reliance upon and in conformity with information furnished in writing, via fax or via electronic means, to the Company by or on behalf of the Advisor or the Fund; or

(iii)	arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in the Fund registration statement, Fund prospectus, SAI or sales literature or other promotional material of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon information furnished in writing, via fax or via electronic means, to the Fund or the Adviser by or on behalf of the Company or persons under its control;

(iv)	arise out of or result from any material breach of this Agreement by the Company;

(v)	arise out of or result from a Contract failing to be considered a life insurance policy or an annuity Contract, whichever is appropriate, under applicable provisions of the Code thereby depriving the Fund of its compliance with Section 817(h) of the Code, unless such failure is due to the failure of the Fund or any of the other investment companies currently available as funding vehicles for the Contracts to invest the assets of any portfolio in such a manner as to ensure that the Contracts will be treated as annuity, endowment, or life insurance contracts, whichever is appropriate, under the Code and the regulations issued thereunder (or any successor provisions).
except to the extent provided in Sections 8.1(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Company may otherwise have.
          (b) The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement.
     8.2. Indemnification by Adviser and Fund
          (a)(1) The Adviser agrees to indemnify and hold harmless the Company and each of its directors and officers, employees and agents, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation expenses (including any Losses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund’s shares or the Contracts and:
(i)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus, SAI or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing, via fax or via electronic means, to the Adviser or the Fund by or on behalf of the Company for use in the Fund registration statement, prospectus or SAI, or sales literature or other promotional material for the Contracts or of the Fund; or

(ii)	arise out of or as a result of statements or representations (other than statements or representations contained in the Contracts or in the Contract registration statement, the Contract prospectus, SAI, or sales literature or other promotional material for the Contracts not supplied by the Adviser or the Fund or persons under the control of the Adviser or the Fund respectively) or wrongful conduct of the Adviser or persons under its control, with respect to the sale or distribution of the Contracts, provided any such statement or representation or such wrongful conduct was not made in reliance upon and in conformity with information furnished in writing, via fax or via electronic means, to the Adviser or the Fund by or on behalf of the Company; or

(iii)	arise out of any untrue statement or allegedly untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature covering the

Contracts (or any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon information furnished in writing, via fax or via electronic means, to the Company by or on behalf of the Fund or persons under the control of the Adviser; or
(iv)	arise out of or result from any material breach of this Agreement by the Adviser.
except to the extent provided in Sections 8.2(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Adviser may otherwise have.
          (a)(2) The Fund agrees to indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation expenses (including Losses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the operations of the Fund or the sale or acquisition of the Fund’s shares and:
(i)	arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact or (b) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, if such fact, statement or omission is contained in the registration statement for the Fund or the Contracts, or in the prospectus or SAI for the Contracts or the Fund, or in any amendment to any of the foregoing, or in sales literature or other promotional material for the Contracts or of the Fund, provided, however, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement, fact or omission or such alleged statement, fact or omission was made in reliance upon and in conformity with information furnished in writing, via fax or via electronic means, to the Adviser or the Fund by or on behalf of the Indemnified Party; or

(ii)	arise out of or as a result of statements or representations (other than statements or representations contained in the Contracts or in the Contract registration statement, the Contract prospectus, SAI, or sales literature or other promotional material for the Contracts not supplied by the Adviser or the Fund or persons under the control of the Adviser or the Fund respectively) or wrongful conduct of the Fund or persons under its control with respect to the sale or distribution of Contracts, provided any such statement or representation or such wrongful conduct was not made in reliance upon and in conformity with information furnished in writing, via fax or via electronic means, to the Adviser or the Fund by or on behalf of the Company; or

(iii)	arise out of or result from any material breach of this Agreement by the Fund (including a failure to comply with the diversification requirements specified in Section 2.6 of this Agreement).
except to the extent provided in Section 8.2(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Fund may otherwise have.
          (b) The Fund and Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement.
     8.3. Indemnification Procedure
     Any person obligated to provide indemnification under this Article VIII (“indemnifying party” for the purpose of this Section 8.3) shall not be liable under the indemnification provisions of this Article VIII with respect to any claim made against a party entitled to indemnification under this Article VIII (“indemnified party” for the purpose of this Section 8.3) unless such indemnified party shall have notified the indemnifying party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such indemnified party (or after such party shall have received notice of such service on any designated agent), but failure to notify the indemnifying party of any such claim shall not relieve the indemnifying party from any liability which it may have to the indemnified party against whom such action is brought under the indemnification provisions of this Article VIII, except to the extent that the failure to notify results in the failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of failure to give such notice. In case any such action is brought against the indemnified party, the indemnifying party will be entitled to participate, at its own expense, in the defense thereof. The indemnifying party also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the indemnifying party to the indemnified party of the indemnifying party’s election to assume the defense thereof, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.
     A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VIII. The indemnification provisions contained in this Article VIII shall survive any termination of this Agreement.
ARTICLE IX. Notices
     Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify to the other party.
     If to the Fund:
Oppenheimer Variable Account Funds
6803 South Tucson Way
Centennial, CO 80112
Attn: General Counsel
With a copy to:
Oppenheimer Variable Account Funds
Two World Financial Center
225 Liberty Street, 11th Floor
New York, NY 10080
Attn.: Director of Variable Accounts
     If to the Adviser:
OppenheimerFunds, Inc.
6803 South Tucson Way
Centennial, CO 80112
Attn: General Counsel
With a copy to:
Oppenheimer Variable Account Funds
Two World Financial Center
225 Liberty Street, 11th Floor
New York, NY 10080
Attn.: Director of Variable Accounts

     If to the Company:
Principal Life Insurance Company
Attn: Sara Wiener
711 High Street
Des Moines, IA 50392-1170
[ wiener.sara@principal.com ]
     With a copy to:
Principal Life Insurance Company
Attn: Sarah Pitts, Law Department
Des Moines, IA 50392-0300
[ pitts.sarah@principal.com ]
ARTICLE X. Miscellaneous
     10.1. The Company represents and warrants that any Contracts eligible to purchase shares of the Fund and offered and/or sold in private placements will comply in all material respects with the exemptions from the registration requirements of the 1933 Act and applicable federal and state laws and regulations.
     10.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by (i) this Agreement and (ii) by Title V, Subtitle A of the Gramm-Leach-Bliley Act and by regulations adopted thereunder by regulators having jurisdiction over the parties hereto, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.

     10.3. Each party shall treat as confidential all information of the other party which the parties agree in writing is confidential (“Confidential Information”). Except as permitted by this Agreement or as required by appropriate governmental authority (including, without limitation, the SEC, the NASD, or state securities and insurance regulators) the receiving party shall not disclose or use Confidential Information of the other party before it enters the public domain, without the express written consent of the party providing the Confidential Information.
     10.4. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
     10.5. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.
     10.6. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
     10.7. The parties to this Agreement acknowledge and agree that all liabilities of the Fund arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Fund and that no Trustee, director, officer, agent or holder of shares of beneficial interest of the Fund shall be personally liable for any such liabilities.
     10.8. The parties to this Agreement agree that the assets and liabilities of each Portfolio of the Fund are separate and distinct from the assets and liabilities of each other Portfolio. No Portfolio shall be liable or shall be charged for any debt, obligation or liability of any other Portfolio.

     10.9. Each party hereto shall cooperate with, and promptly notify each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.
     10.10. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.
     10.11. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.
     10.12. The Company and the Adviser each understand and agree that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund with respect to the Portfolio and the Portfolio’s property; the Company and the Adviser each represent that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming Trustee and shareholder liability for acts or obligations of the Fund.
     10.13. This Agreement shall not be assigned by any party hereto without the prior written consent of all the parties. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Adviser may transfer or assign its rights, duties and obligations hereunder or interest herein to any entity owned, directly or indirectly, by Oppenheimer Acquisition Corp. (the Adviser’s parent corporation) or to a successor in interest pursuant to a merger, reorganization, stock sale, asset sale or other transaction, without the consent of the

Company, as long as (i) that assignee agrees to assume all the obligations imposed on the Adviser by this Agreement, and (ii) the Fund consents to that assignment.
     10.14. This Agreement sets forth the entire agreement between the parties and supercedes all prior communications, agreements and understandings, oral or written, between the parties regarding the subject matter hereof.

     IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized officers to execute this Agreement.

PRINCIPAL LIFE INSURANCE COMPANY

By:	/s/ Sara Wiener
Title:	Director—Product MGMT
Date:	December 21, 2007

ACKNOWLEDGED AND AGREED BY PRINCOR
FINANCIAL SERVICES CORPORATION IN ITS
CAPACITY AS DISTRIBUTOR OF THE CONTRACTS

By:	/s/ Marty Richardson

Title:	V.P. Broker Dealer Operations
Date:	1/2/08

OPPENHEIMER VARIABLE ACCOUNT FUND

By:	/s/ Brian W. Wixted

Title:	Treasurer
Date:	1-23-08

OPPENHEIMERFUNDS, INC.

By:	/s/ [ILLEGIBLE]

Title:	Vice President
Date:	1/4/2008

SCHEDULE 1
Separate Accounts
Principal Life Insurance Company
Variable Life Separate Account
Principal Life Insurance Company
Separate Account B

SCHEDULE 2
Portfolios of Oppenheimer Variable Account Funds shown below do not include service class shares unless expressly indicated:
Main Street Small Cap Fund/VA — Service Shares

December 21, 2007
Principal Life Insurance Company
711 High Street
Des Moines, IA 50392
Attn: Sara Wiener
Dear Ms. Wiener:
     The following constitutes a letter of understanding (the “Agreement”) whereby OppenheimerFunds, Inc. (“OFI”) intends to compensate Principal Life Insurance Company (“Principal”) for providing administrative support services to contract owners of any Principal variable annuity and variable life insurance products (“Principal Products”) with contract values allocated to investment options investing in shares of Oppenheimer Variable Account Funds (“OVAF”), a series investment company dedicated to insurance company separate accounts for which OFI acts as investment manager. Such services are described in Schedule A hereto, which is made a part of the Agreement. This Agreement may be cancelled by any party upon ten days written notice: (1) if the participation agreement for Principal Products between OFI, Principal and OVAF is terminated; (2) if either party is subject to a change of control; or (3) if it is not permissible to continue this Agreement under laws, rules or regulations applicable to OVAF, OFI or Principal. Either party may also cancel this Agreement upon three months’ written notice.
     The payment of the amount set forth in Appendix C hereto to Principal shall be in return for Principal’s performance of the Services in accordance with this Agreement, and is not intended to, and shall not, constitute payment in any manner for the provision of investment advisory, distribution-related or marketing services by Principal.
     Other terms and conditions:
     A. Except to the extent that counsel to Principal, OFI or OVAF may deem it necessary or advisable to disclose in their respective prospectuses or elsewhere, the terms of this Agreement will be held confidential by each party. The party making such disclosure shall provide advance written notification, including particulars, to the other party that it is making such disclosure.
     B. Except as stated in the Participation Agreement (the “Participation Agreement”) entered into by Principal, OFI and OVAF as of December 21, 2007, no other fees, sales meeting costs or other expenses will be required of OFI (or any subsidiary or division) or OVAF in connection with the Principal Products.
     C. OFI will be responsible for calculating the fee payable hereunder.
     D. Each party shall provide each other party or its designated agent reasonable access to its records to permit it to audit or review the accuracy of the charges submitted for payment under this Agreement.
     E. OFI may transfer or assign its rights, duties and obligations hereunder or interest herein to any entity owned, directly or indirectly, by Oppenheimer Acquisition Corp. (OFI’s ultimate parent corporation) or to a successor in interest pursuant to a merger, reorganization, stock sale, asset sale or other transaction, without Principal’s consent.
     F. Should any term of this Agreement conflict with the terms of the Participation Agreement, then the Participation Agreement shall control.
   If this Agreement meets with your approval, please have the enclosed duplicate copy of this letter signed on behalf of Principal, and return it to my attention.
Sincerely,
/s/ Christina J. Loftus

Christina J. Loftus
Vice President
OppenheimerFunds, Inc.
Agreed to and accepted on behalf of
PRINCIPAL LIFE INSURANCE COMPANY

By:	/s/ Sara Wiener Title: Director — Product Management

Schedule A
(Administrative Support Services to be Provided by Principal)
Maintenance of Books and Records
Assist as necessary to maintain book entry records on behalf of the Funds regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Fund shares.
Maintain general ledgers regarding the Accounts’ holdings of Fund shares, coordinate and reconcile information, and coordinate maintenance of ledgers by other contract owner service providers.
Communication with the Funds
Serve as the designee of the Funds for receipt of purchase and redemption orders from the Account and transmit such orders, and payment therefor, to the Funds. Coordinate with the Funds’ agents respecting daily valuation of the Funds’ shares and the Accounts’ units. Purchase Orders
—      Determine net amount available for investment in the Funds.
—      Deposit receipts at the Funds or the Funds’ custodian (generally by wire transfer).
—      Determine net amount required for redemption from the Funds.
Notify the custodian and Funds of cash required to meet payments.
Purchase and redeem shares of the Funds on behalf of the Accounts at the then current price in accordance with the terms of the Participation Agreement. Distribute the Fund’s prospectus, proxy materials, communications and reports to Contract owners.
Processing Distributions from the Funds
     Record ordinary dividends and capital gain distributions.
Reports
Periodic information reporting to the Funds, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, and any other SEC filings with respect to the Accounts invested in the Funds, as not otherwise provided for.
Periodic information reporting about the Funds to Contract owners, including any necessary delivery of the Funds’ prospectus and annual and semi-annual reports to contract owners, as not otherwise provided for. Provide sales data in a format mutually agreed upon. This data will only be used to support the activities of Principal products.
Fund-related Contract Owner Services
Provide ministerial information with respect to Fund inquiries (but excluding fund allocation recommendations, performance projections or any other sales-related information or advice).
Oversee and assist the solicitation, counting and voting of contract owner voting interests in the Funds pursuant to Fund proxy statements.
Other Administrative Support
Provide other administrative and support for the Funds as mutually agreed upon by Principal and the Funds or the Fund Administrator.
Relieve the Funds of other usual or incidental administrative services provided to individual contract owners.

Schedule B
(Principal Assets and Principal-Administered Assets Upon Which Payments
to Principal will be Computed)

Separate Accounts	Products

Principal Life Insurance Company	Executive VUL
Variable Life Separate Account	Executive VUL II
Benefit VUL
Benefit VUL II
VUL Income II

Schedule C
OFI shall pay Principal on Principal assets invested in shares of the Funds that are attributable to variable life or variable annuity products listed on Schedule B as follows:
•	0.10% per annum on Principal assets between $0-250 million

•	0.15% per annum on Principal assets between $250-500 million
Such payments will be subject to a limit of one-third of the average management fee paid by such Fund to OFI during the prior quarter, at a fee computed on the last business day of each month during the quarter.
Payments made to COMPANY under this Agreement will be made by federal funds wire to:

Bank:	Wells Fargo

Account Name:	Princor Financial Services
Account Number: 000070906
ABA#: 121000248

Reference:	Attention: Princor Financial Services
Notification of wire transfers shall be provided by e-mail or fax to:
Brooke Campbell
Separate Account Accounting
Email: Campbell.brooke@principal.com
Phone:(515) 235-5674
or to such other person, address, facsimile numbers or accounts as Principal may subsequently direct in writing.
     Payment under this Schedule C will be made to Principal quarterly during the term this Agreement is in effect, no later than sixty (60) days following the end of the quarter starting with the quarter ending June 30, 2008. Payments shall be computed and paid as set forth above.
     Principal shall notify OFI in writing within thirty (30) calendar days following the receipt of a quarterly payment if Principal is disputing the amount in good faith. If Principal does not provide such notice of dispute within the required time, the payment amount will be deemed correct and accepted by Principal.